Exhibit 3.2.1

FIRST AMENDMENT TO AMENDED AND RESTATED OPERATING
AGREEMENT OF EAST KANSAS AGRI-ENERGY, L.L.C.

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF EAST KANSAS AGRI-ENERGY, L.L.C. dated March 13, 2002 (the “Operating Agreement”) is adopted and approved effective as of the 16th day of September, 2004, by the affirmative vote of a majority of the members of East Kansas Agri-Energy, L.L.C. (the “Company”) pursuant to Chapter 17 Section 76 of the Code of the State of Kansas and pursuant to Section 8.1 of the Operating Agreement of the Company at a Meeting of the Members held on September 16, 2004.

The Operating Agreement is amended as follows:

Amendment to Section 1.10(n), (bbb) and (ccc):	Section 1.10 is amended by deleting Section 1.10(n) in its entirety and substituting in lieu thereof the following:

(n)  “Directors” means any Person(s) who (i) is referred to as such in Section 5.1 of this Agreement or has become a Director pursuant to the terms of this Agreement, including both Class A and Class B Directors, and (ii) has not ceased to be a Director pursuant to the terms of this Agreement. “Directors” means all such Persons. For purposes of the Act, the Directors shall be deemed to be the “managers” (as such term is defined and used in the Act) of the Company. Unless otherwise stated in this Agreement, any action taken by the Directors shall require the affirmative vote of a majority of the Directors present at a meeting of the Directors (in person or by telephonic or other electronic means as more specifically described in Section 5.7) and entitled to vote thereat.

Section 1.10 is further amended by adding the following definitions:

(bbb) “Class A Director” means any Director elected by the Members.

(ccc) “Class B Director” means any Director appointed by Fagen, Inc., ICM, Inc., or both of the foregoing acting jointly.

Amendment to Section 5.1:	Section 5.1 is amended by deleting Section 5.1 in its entirety and substituting in lieu thereof the following:

5.1 Directors. The Directors shall direct the business and

affairs of the Company, and shall exercise all of the powers of the Company except such as are by this Agreement conferred upon or reserved to the Members. The Directors shall adopt such policies, rules, regulations, and actions not inconsistent with law or this Agreement as it may deem advisable. The management of the business and affairs of the Company shall be directed by the Directors and not by its Members. The total number of Directors of the Company shall be a minimum of seven (7) and a maximum of eleven (11), and the number of Directors may be fixed or changed from time to time, within that variable range, by the Directors, in accordance with the provisions of this Section 5.1.  Fagen, Inc., and ICM, Inc., shall appoint three (3) of the Directors.  The remaining number of Directors shall be elected by the Members.  The Members may increase or decrease the number of Directors last approved and may change from a variable range to a fixed number or visa versa by majority vote at any annual or special meeting.  Subject to Section 5.4 hereof or any other express provisions hereof, the business and affairs of the Company shall be managed by or under the direction of the Directors.  The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of the Unit Holders representing at least a majority of the outstanding Units.

Amendment to Section 5.2:	Section 5.2 is amended by deleting Section 5.2 in its entirety and substituting in lieu thereof the following:

5.2 Election and Appointment of Class A and Class B Directors.

(a)  Election of Class A Directors and Terms. The initial Class A Directors, appointed by the initial Members, shall be the individuals set forth on Exhibit “B” attached hereto.  Upon appointment of the Class B Directors by Fagen, Inc., and ICM, Inc., the initial Class A Directors shall be reduced to no more than eight (8) Class A Directors.  If the Board of Directors is unable to reduce the board to no more than eight (8) Class A Directors, a special meeting to elect the eight (8) Directors shall be held.  These initial Class A Directors shall each serve as Directors for an initial term ending one (1) year after substantial completion of the construction of the Facilities, and in all cases until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of such Director.  After the expiration of the initial terms of the Class A Directors, at each annual meeting of the Members, Class A Directors shall be elected by the Members for staggered terms of three (3) years and until a successor is elected and qualified.  Any and all units purchased by Fagen, Inc., and ICM, Inc., pursuant to that certain Unit Purchase and Sale Agreement between the Company and Fagen, Inc., and ICM, Inc., shall not be voted in the election of Class A Directors.  The terms of Class A I Directors shall expire first, followed by those of Class A II Directors, and Class A III Directors, respectively.  The initial Class A Directors shall, by resolution adopted prior to the expiration of their initial term, separately identify the Class A Director positions to be elected and shall classify each such Class A Director position as Group I, Group II or Group III, with such classification to serve as the basis for the staggering of terms among the elected Class A Directors.  One or more nominees for Class A Director positions up for election shall be named by the then current Class A Directors or by a nominating committee established by the Class A Directors. Nominations for the election of Class A Directors may also be made by any Member entitled to vote generally in the election of directors. However, any Member that intends to nominate one or more persons for election as Class A Directors at a meeting may do so only if written notice of such Member’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting of the Company.  Each such notice to the Secretary shall set forth: (i) the name and address of record of the Member who intends to make the nomination; (ii) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member ; (v) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a Director of the Company if so elected, and (vi) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding Units and clearly setting forth the proposed nominee as a candidate of the Class A Director’s seat to be filled at the next election of Class A Directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Class A Director of the Company. The presiding Officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.  The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of the Members representing at least a majority of the outstanding Units.  Whenever a vacancy occurs other than from expiration of a term of office or removal from office, a majority of the remaining Class A Directors shall appoint a new Class A Director to fill the vacancy for the remainder of such term.

(b)  Appointment of Class B Directors and Terms.  Fagen, Inc., and ICM, Inc., shall be entitled to appoint a total of three (3) persons as Class B Directors to the Company’s Board of Directors.  The appointment rights hereunder shall commence upon the issuance of Units to Fagen, Inc., and ICM, Inc., in exchange for their capital contributions made pursuant to that certain Unit Purchase and Redemption Agreement between Fagen, Inc., and ICM, Inc., and the Company (the “Unit Purchase Agreement”).  Each Class B Director shall serve as such at the discretion of whichever of Fagen, Inc., or ICM, Inc., appointed such Class B Director, or both, as the case may be, or until his or her successor is appointed and qualified.  In addition, each Class B Director appointed hereunder shall serve so long as Fagen, Inc., and ICM, Inc., own Units purchased pursuant to the Unit Purchase Agreement; provided, however, that for every $2 million in redemption payments made by the Company to Fagen, Inc., and/or ICM, Inc., one director position shall be terminated.  Upon complete redemption from Fagen, Inc., and ICM, Inc., of any and all Units purchased under the Unit Purchase Agreement, the appointment rights hereunder shall terminate.  In no event, shall the number of Class B Directors to be appointed by Fagen, Inc., and ICM, Inc. hereunder, exceed a total of three (3), when measured collectively.

Amendment to Section 5.6(b)(iv):	Section 5.6(b)(iv) is amended by deleting Section 5.6(b)(iv) in its entirety and substituting in lieu thereof the following:

	(iv)	Issue more than an aggregate of 40,000 Units;

I, Dan Morgan, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the members of the Company at a meeting of the members held on September 16, 2004, in accordance with the provisions of the Company’s Operating Agreement.

/s/ Dan Morgan
Dan Morgan, Secretary

Approved:

/s/ William Pracht
William Pracht, President